Exhibit 99.2 Email of resignation of Mr. Gerald Beemiller

Mr. Song Yi, CEO

It is with deep regret that I feel it is also appropriate that I, Gerald Beemiller resign as an independent director of Diguang Corporation effective June 22nd 2007.

I have tried repeatedly to give advice and consul specifically on the sales and marketing of Diguang’s products WW. It’s obvious from my background that I have a great deal of international sales experience but the company continues to ignore my request for any sales and /or marketing information. I’ve requested on multiple occasions a target customer base and a specific calendar year budget by customer. It feels to me that the company does not have a clear plan and that they are unwilling to be accountable to the board for a specific forecast and a specific sales budget. All good organizations, that I know and have worked with, operate to a specific plan and they report their progress on that plan to the board of directors on a regular basis.

At this moment I have no idea what the company is doing to overcome our near term sales difficulties and I cannot function as an independent representative of the shareholders without at least some minimum specific information!

I wish the company well, and hope that someday it will achieve its goals. However I cannot be a responsible and contributing board member operating under the current conditions.

Gerald Beemiller